Exhibit 97.1

TERADYNE, INC.

POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

1.
Introduction

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, the Board of Directors (the “Board”) of Teradyne, Inc. (the “Company”) has adopted a policy (the “Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. This Policy is designed to comply with, and shall be construed and interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market.

2.
Administration

Administration and enforcement of this Policy is delegated to the Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”). The Committee shall make all determinations under this Policy in its sole discretion. Determinations of the Committee under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

3.
Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply only to Covered Compensation (as defined below) that is received by Covered Executives on or after the Effective Date.

4.
Covered Executives

This Policy covers each current or former officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (each, a “Covered Executive”).

5.
Covered Compensation

This Policy applies to any compensation, including cash-based and equity-based incentive compensation, that are received by a Covered Executive and that were based, wholly or in part, upon the attainment of any financial reporting measure (“Covered Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Covered Compensation: base salary, a bonus that is paid solely at the discretion of the Committee or Board and not paid from a bonus pool determined by satisfying a financial reporting measure performance goal, cash or equity-based awards that are earned solely upon satisfaction of one or more subjective, operational or strategic standards, and equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures. This Policy shall apply to any Covered Compensation received by an employee who served as a Covered Executive at any time during the performance period for that Covered Compensation, even if the payment or vesting occurs after the end of that period. For purposes of this Policy, financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (TSR) are also financial reporting measures.

6.
Financial Restatements; Recoupment

In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall review

Exhibit 97.1

the Covered Compensation received by a Covered Executive during the three completed fiscal years preceding the fiscal year that includes the Required Financial Restatement Date as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company filed the restated financial statements, the Committee shall, to the full extent permitted by governing law, seek recoupment, reasonably promptly, of any such Covered Compensation (computed without regard to any taxes paid), if and to the extent

a.
the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a Restatement; and

b.
the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded (any such amount, “Erroneously-Awarded Compensation”).

To the extent Covered Compensation was based on the achievement of a financial reporting measure, but the amount of such Covered Compensation was not awarded or paid on a formulaic basis, the Committee shall determine the amount, if any, of such Covered Compensation that is deemed to be Erroneously-Awarded Compensation. For incentive-based compensation based on stock price or TSR, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee shall determine the amount based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the incentive-based compensation was received.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

a.
the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

b.
the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the Company’s fiscal period during which the financial reporting measure specified in the award is attained, even if the Covered Executive remains subject to additional payment conditions with respect to such award.

7.
Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously-Awarded Compensation, which may include, without limitation:

a.
requiring reimbursement of cash incentive compensation previously paid;

b.
cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards;

c.
adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law;

d.
reducing or eliminating future salary increases, cash-based or equity-based incentive compensation, bonuses, awards or severance; and/or

e.
taking any other remedial and recovery action permitted by law, as determined by the Committee.

8.
Impracticability Exceptions

Exhibit 97.1

The Committee may determine not to seek recoupment of any Erroneously-Awarded Compensation to the extent it determines it would be impracticable because:

a.
after a reasonable attempt to recover any Erroneously-Awarded Compensation is made, the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously-Awarded Compensation to be recovered;

b.
recovery would violate home country law where that law was adopted prior to November 28, 2022 based on an opinion of home country counsel; and/or

c.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.
No Indemnification

For the avoidance of doubt, the Company shall not indemnify any Covered Executive against the loss of any Erroneously-Awarded Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy.

10.
Severability

If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

11.
Amendments

The Committee may amend, modify or terminate this Policy in whole or in part at any time and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

12.
No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have, the Company’s ability to enforce, without duplication, the recoupment provisions set forth in any separate Company policy or in any Company plan, program or agreement (each, a “Separate Recoupment Policy” and collectively, the “Separate Recoupment Policies”), or any actions that may be imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the foregoing, in the event that there is a conflict between the application of this Policy to a Covered Executive in the event of a Restatement and any additional recoupment provisions set forth in a Separate Recoupment Policy to which a Covered Executive is subject, the provisions of this Policy shall control. The Company may also adopt additional Separate Recoupment Policies in the future or amend existing requirements as required by law or regulation.

Exhibit 97.1

TERADYNE, INC.

CLAWBACK POLICY ACKNOWLEDGMENT

Reference is made to the Teradyne, Inc. Policy for Recoupment of Incentive Compensation, effective as of October 2, 2023 (the “Clawback Policy”). By signing in the space indicated below, you acknowledge and agree that you have received and understand the Clawback Policy and that effective as of October 2, 2023, the Clawback Policy applies and will continue to apply to you during and after your employment in accordance with its terms.

EXECUTIVE:

____________________________________

Name:

DATE: